EXHIBIT 99.1

Shareholder Letter: Tonner-One World Holdings, Inc. CEO Discusses Debt Elimination and Product Launch Updates

Wednesday, October 12, 2022 9:45 AM

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Company Update

KATY, TX / ACCESSWIRE / October 12, 2022 / Tonner-One World Holdings, Inc. (OTC PINK:TONR)

Shareholder Letter:

I am extremely pleased to announce that Tonner-One World Holdings, Inc. has made significant strides over the last eight months towards the full scale development and implementation of the Digital Commerce Collective I laid out in my shareholder letter from March of this year.

Needless to say, there have been many ups and downs during this time but thanks to the wonderful team here and the support from all of you, we have seized many opportunities and overcome each challenge presented. The company has achieved many goals this year that are vital to the building of Tonner-One World into a major brand in the stocks, crypto and Forex technology space.

Upon my return as CEO of Tonner-One World Holdings, Inc., I introduced the multi-phase Digital Commerce Collective (DCC) and how that initiative would be our North Star as we expand the Tonner-One World brand into the global arena. Having seen many successes of the initiatives of the DCC, I would like to focus on what we have identified as two of the currently most viable aspects of DCC: the elimination of company debt and the TradeScore™ market trading software.

As many of you may recall, I have issued several tweets and 8ks over the past few months in relation to settlement of debt and am pleased to announce that by the end of the current reporting period, the company will have successfully retired or reduced, without any destructive pressure on the stock price, well over $800,000 in principle and over $600,000 in potential penalties, fees and interest accrued on many of the company's convertible notes totaling over $1.4 million of debt that will be off of the books.

One of the things we are most excited about is that some of the debt recently retired was through the issuance of the TCHR crypto to the original noteholders. This idea was purely experimental but through the valiant efforts of our legal and compliance team, we were able to secure opinion letters, develop agreements and deal structures to facilitate these transactions in the future with other noteholders. This is truly revolutionary because this model now allows for further debt reduction without the substantial impact on company cashflow.

Another piece of exciting news on the topic of debt is that we have also successfully negotiated an agreement with our largest institutional noteholder to completely restructure remaining notes' conversion rates from variable, discount to market terms into flat-rate terms that include a trailing feature. One of the most detrimental aspects of variable conversion rate notes is that the noteholder is always in a positive equity position no matter how aggressively they sell converted shares into the market. This unique trailing rate feature eliminates any incentive for the noteholder to dump shares onto the market thus causing depressed and easily manipulated share prices. I cannot express how revolutionary a concept this is and I look forward to giving more details on our next conference call on October 25.

The next initiative of the DCC I would like to discuss is the October 17th release of our newest TradeScore market trading software programs, TradeScore™ Premiere DBx and TradeScore™ SmartMoney and our recent announcement about the strategic partnership with Greg Billings, creator of the QuickAlerts platform for Trading View.

Since Mr. Billings has been on board, he has co-created a proprietary predictive technology that will give users a detailed projection of market prices up to 19.2 days into the future on a 4-hour market chart. The inclusion of this technology into the upcoming TradeScore™ releases is an absolute game-changer when it comes to making high-quality and reliable market trading tools, resources and education available to novices and experienced traders alike.

As a part of our market expansion efforts, I have instructed the marketing team to create a TradeScore™ YouTube® channel along with a series of live-streamed instructional and training sessions. I also have requested that our Community Initiatives Director develop a live and on-demand training series to teach people how to trade the markets using TradeScore™ technology.

As I stated above, this letter's focus is on debt and TradeScore™ but I know there are questions about Zowee.io, TCHR crypto, NFTs and more but I don't want this to be an excessively long letter. Over the coming days and weeks, we will be issuing press releases, 8ks and discussing these topics on the upcoming shareholders Zoom call.

If you would like to attend the October 25th Zoom call and be qualified for a free TradeScore™ software giveaway, please log onto our corporate website (http://tonnerow.com) and click the Events link under the Investors tab to register. Seating for this session will be limited to 300 attendees so we suggest you get signed up right away.

Thank you for your time, attention and support of Tonner One-World Holdings, Inc. and we look forward to building a future together as the Tonner-One World family.

Sincerely,

Corinda Joanne Melton
CEO
Tonner-One World Holdings, Inc.

CONTACT:

Email: info@tonnerow.com

SOURCE: Tonner-One World Holdings, Inc